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
-----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                  ----------------------------
| F  O  R  M  4 |                                      Washington, D.C. 20549                           |       OMB APPROVAL       |
-----------------                                                                                       |--------------------------|
                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 |OMB Number       3235-0287|
[ ] Check this box if                                                                                   |Expires: September 30,1998|
    no longer Subject        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated ave. burden     |
    to Section 16.              Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|                                        |                                                |                                        |
| St. Laurent           Christopher   D. | Hyperdynamics Corporation "HYPD"               | X Director              10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  |   Officer               Other          |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
|                                        |  (Voluntary)          |                        |                                        |
|One Sugar Creak Blvd., Suite 1045       |                       |      May, 2000         |----------------------------------------|
|----------------------------------------|                       |------------------------|7. Individual or Joint/Group Filing     |
|      (Street)                          |                       |5.If Amendment, Date of |   (Check Applicable Line)              |
|                                        |                       |  Original (Month/Year) |                                        |
|                                        |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
| Sugar Land , Texas 77478               |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |---------|-------------------------------|  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |    |    |                |(A) |         |  Month          |or  |                    |
|                               |            |Code| V  |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I) |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
| Common Stock par value $.001  | 5-01-2000  | S  |    |   500          | D  | $2.75   |   23,000        | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
| Common Stock par value $.001  | 5-03-2000  | S  |    | 6,500          | D  | $2.3125 |   23,000        | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
| Common Stock par value $.001  | 5-04-2000  | S  |    | 3,000          | D  | $2.375  |   23,000        | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
| Common Stock par value $.001  | 5-04-2000  | S  |    |   500          | D  | $2.50   |   23,000        | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
| Common Stock par value $.001  | 5-05-2000  | S  |    | 2,000          | D  | $2.25   |   23,000        | D  |                    |
------------------------------------------------------------------------------------------------------------------------------------
| Common Stock par value $.001  | 5-05-2000  | S  |    | 2,000          | D  | $2.3125 |   23,000        | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
| Common Stock par value $.001  | 5-09-2000  | S  |    | 7,000          | D  | $2.25   |   23,000        | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
| Common Stock par value $.001  | 5-10-2000  | S  |    |   500          | D  | $2.125  |   23,000        | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
| Common Stock par value $.001  | 5-10-2000  | S  |    |   500          | D  | $2.25   |   23,000        | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
| Common Stock par value $.001  | 5-12-2000  | S  |    | 4,500          | D  | $2.25   |   23,000        | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
| Common Stock par value $.001  | 5-15-2000  | S  |    | 1,000          | D  | $2.50   |   23,000        | D  |                    |
------------------------------------------------------------------------------------------------------------------------------------
| Common Stock par value $.001  | 5-15-2000  | S  |    | 2,000          | D  | $2.625  |   23,000        | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
| Common Stock par value $.001  | 5-16-2000  | S  |    | 3,000          | D  | $2.25   |   23,000        | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
| Common Stock par value $.001  | 5-17-2000  | S  |    | 2,500          | D  | $2.25   |   23,000        | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
| Common Stock par value $.001  | 5-18-2000  | S  |    | 1,000          | D  | $2.25   |   23,000        | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
| Common Stock par value $.001  | 5-18-2000  | S  |    | 1,000          | D  | $2.4062 |   23,000        | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
| Common Stock par value $.001  | 5-18-2000  | S  |    | 2,000          | D  | $2.4375 |   23,000        | D  |                    |
------------------------------------------------------------------------------------------------------------------------------------
| Common Stock par value $.001  | 5-18-2000  | S  |    | 1,000          | D  | $2.4687 |   23,000        | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
| Common Stock par value $.001  | 5-19-2000  | S  |    |   500          | D  | $2.00   |   23,000        | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
| Common Stock par value $.001  | 5-24-2000  | S  |    | 7,000          | D  | $2.00   |   23,000        | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
| Common Stock par value $.001  | 5-30-2000  | S  |    |   500          | D  | $1.5312 |   23,000        | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
| Common Stock par value $.001  | 5-30-2000  | S  |    |   500          | D  | $1.5625 |   23,000        | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
| Common Stock par value $.001  | 5-30-2000  | S  |    | 1,000          | D  | $1.6250 |   23,000        | D  |                    |
------------------------------------------------------------------------------------------------------------------------------------



Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1474 (7-98)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                      PAGE:  1 OF  2
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
FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
| Common   | (1)     |     |    |    |          |          |     |     |          |          |          |          |    |          |
| stock    |         |     |    |    |          |          |3-13-|3-13-|common    |          |          |          |    |          |
| options  | $5.9125 |     |    |    |          |          |2000 |2002 |stock     | 10,000   |          |10,000    | D  |          |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

(1) The acquisition of these options was previously reported on Form 3.


* Compensation from Registrant
**Signature of Reporting Person

   **      Intentional misstatements or omissions of facts constitute          /s/ Christopher St. Laurent                06/06/2000
           Federal Criminal Violations.  See 18 U.S.C. 1001 and                -----------------------------------------  ----------
           15 U.S.C. 78ff(a).                                                  ***Signature of Reporting Person             Date

                                                                                                                              Page 2
                                                                                                                     SEC 1474 (3-99)
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